Exhibit 99.1

                          FOR IMMEDIATE RELEASE

       Allegheny Energy, Inc. Earnings Per Share Up 18% Over 1999-
                        Record Earnings Reported

     Hagerstown, Md., July 27, 2000 - Allegheny Energy, Inc. (NYSE:
AYE), led by the solid growth of its unregulated businesses, posted record operating earnings for the second quarter of 2000 and saw an increase of 18 percent in total earnings per share over the second quarter of 1999.

     Allegheny reported second quarter 2000 earnings of $71.5 million ($.65 per share), compared to 1999 second quarter earnings of $64.5 million ($.55 per share). Included in the second quarter 2000 earnings was income of $3.6 million ($.03 per share) related to insurance/litigation settlements. The second quarter of 1999 included a similar charge of $3.2 million ($.03 per share).

     According to Michael P. Morrell, Allegheny Energy's Senior Vice President and Chief Financial Officer, the Company's strategy of expanding its energy supply business (Allegheny Energy Supply) regionally and then nationally; growing its energy delivery business (Allegheny Power); and adding earnings through its new ventures business (Allegheny Ventures) is creating benefits for shareholders.

     "One of the quarter's success stories was an increase in earnings for Allegheny Energy Supply, including growth of unregulated sales in competitive markets," said Morrell. "In addition, Allegheny Power saw increased sales to regulated customers overall, including its newly purchased subsidiary, West Virginia Power. And Allegheny Ventures continues to advance its telecommunications business, adding to earnings growth.

      "This was a great quarter for Allegheny Energy," added Morrell. "We continue to execute a solid growth strategy and remain on track to meet earnings estimates for the year."

     Earnings for the six months ended June 30, 2000, were $154.3 million ($1.40 per share), excluding the first quarter extraordinary charge of $70.5 million ($.64 per share) and the second quarter income of $3.6 million ($.03 per share) related to insurance/litigation settlements. The earnings for the six months ended June 30, 1999, were $165.5 million ($1.38 per share), excluding the second quarter charge of $3.2 million ($.03 per share). The increase in earnings per share is primarily attributed to increased unregulated sales of electricity and the Company's 1999 stock repurchase plan.

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     Excluding the extraordinary charges and other transactions as shown on the following chart, earnings for the twelve months ended June 30, 2000, were $299.2 million ($2.69 per share), compared to $320.1 million ($2.64 per share) for the twelve months ended June 30, 1999. The increase in earnings per share was due to unregulated sales of electricity, the Company's 1999 stock repurchase program, and lower depreciation expense.

 Per share earnings for the comparable 2000 and 1999 periods are:

                                                               6 Months         12 Months
                                            Second Quarter     Ended June       Ended June
                                            2000     1999      2000   1999      2000   1999

Earnings before extraordinary
   and other transactions                   $.62     $.58     $1.40   $1.38     $2.69   $2.64
Extraordinary charges for Maryland,
   Pennsylvania, and West Virginia
   restructuring                                               (.64)             (.79)   (.08)
Extraordinary charge for call premiums                                           (.09)
Merger-related costs                                                             (.11)
Cancelled pumped-storage project costs                                           (.07)
Pennsylvania settlement costs                                                            (.20)
Other transactions                           .03     (.03)      .03    (.03)      .02    (.03)
                                            ____     ____       ____   ____      ____    ____
Reported earnings                           $.65     $.55      $.79   $1.35     $1.65   $2.33


     The 2000 extraordinary charge of $70.5 million ($.64 per share), net of tax, reflects write-offs by two of the Company's subsidiaries, Monongahela Power Company and The Potomac Edison Company, as a result of West Virginia restructuring legislation. The 1999 extraordinary charges and the Pennsylvania settlement costs reflect write-offs by the Company's subsidiary, West Penn Power Company, of costs determined to be unrecoverable due to restructuring proceedings in Pennsylvania.

     Allegheny Energy remained active during the second quarter on a variety of fronts aimed at increasing revenue and adding to shareholder value. Some of the highlights of the quarter include:

*    Allegheny Stock Earns Buy Recommendations

     Allegheny Energy's growth strategy received a vote of confidence from Wall Street in July when Goldman Sachs and Merrill Lynch added Allegheny Energy to their recommended lists of stocks to buy. Regulatory Research
Associates,   Inc.   also  assigned  Allegheny  Energy   stock   a   buy
recommendation in recent months.

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*   Adding Another 83 MW to our Non-Regulated Fleet

     Allegheny Energy Supply Company, LLC, has signed a definitive agreement with Potomac Electric Power Company to purchase 4.86 percent of the Conemaugh Power Station. The purchase will add
83 megawatts (MW) to our fleet at a cost of $76.25 million and gives us a stronger presence in the Pennsylvania-New Jersey-Maryland power market. We expect to complete regulatory approvals by the end of 2000, with the acquisition being accretive to earnings in the first full year.

*    Ranked Among the Nation's Top Companies

     For the second consecutive year, Allegheny Power has been ranked among the top electric utilities in a recent national residential customer satisfaction survey. Allegheny Power was ranked second in the eastern United States and 19th nationally.

*    Growing our Telecommunications Business

     In July, Allegheny Communications Connect (ACC), our telecommunications subsidiary, sold its 50 percent ownership in Allegheny Hyperion Telecommunications, LLC, to Adelphia Business Solutions for 330,000 shares of Adelphia Business Solutions' Class A Common Stock. Allegheny Energy plans further expansion into the fast-growing telecommunications market, providing opportunities for increased earnings and added value for shareholders.

*    Distributed Generation - Moving Forward into New Growth Areas

     Allegheny Energy Solutions, our unregulated subsidiary that invests in the development and marketing of energy-related products and services, has formed a strategic alliance with Capstone Turbine Corporation, the world's leading manufacturer of microturbines. The alliance positions Allegheny Energy Solutions as a leading system integrator for the Capstone MicroTurbineT system in the Northeast.

*    Deregulation Allows for Transfer of Assets to Allegheny Energy Supply

     Allegheny Energy plans to transfer 2,100 MW of subsidiary Potomac Edison's Maryland, Virginia, and West Virginia jurisdictional generating assets to Allegheny Energy Supply at net book value, pending final regulatory approval. The addition of these assets will give Allegheny Energy Supply more than 6,200 MW of low-cost generating capacity to sell in deregulated markets, increasing opportunities for the Company to gain revenues from non-regulated energy sales.

     Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. The Allegheny Energy family includes Allegheny Power, which delivers electric energy and natural gas to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which operates and markets competitive retail and wholesale electric generation and operates regulated electric generation for its affiliates; and Allegheny Ventures, which actively invests in and develops telecommunications and energy-related projects. For more information, visit our web site at www.alleghenyenergy.com.

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